                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AES REPORTS STRONG EARNINGS OF $0.25 PER SHARE FOR THE QUARTER

Diversified Businesses Contribute to Solid, Consistent Growth

         ARLINGTON, VA, July 27, 2000 -- The AES Corporation (NYSE: AES) announced today that net income was $111 million for the quarter ended June 30, 2000, a 56% increase over net income of $71 million for the second quarter of 1999. Diluted earnings per share were $0.25 for the quarter, compared to $0.18 for the same quarter in 1999. Revenues for the quarter were $1.5 billion, an increase of 140% from $640 million in the second quarter of 1999.

         For the six months ended June 30, 2000, net income before extraordinary item was $292 million or $0.66 per diluted share as compared to $58 million or $0.16 per diluted share for the same period in 1999. Net income was $285 million for the six months ended June 30, 2000. Revenues increased 136% for the first half of 2000 to $3.0 billion.

         Barry J. Sharp, Chief Financial Officer, commented, "We are pleased with our strong second quarter and our growth to record revenues of over $1.5 billion. Our 39% increase in second quarter earnings per share to $0.25 reflects the diversification and strength of the AES portfolio of generation and distribution businesses around the world."

         Dennis W. Bakke, President and Chief Executive Officer, stated, "We continue to grow AES' business around the world with significant development accomplishments. As demonstrated this quarter, we are concentrating our efforts on long-term, low-cost, clean generation, strong distribution companies, access to customers and telecom opportunities. The restructuring of the global electric sector provides us with an ever expanding number of opportunities to serve."

         AES also announced today that AES Power Direct reached an agreement in principle to acquire Titan Energy, Inc. for $5 million. Titan Energy is a Toronto-based competitive energy retail company serving natural gas to approximately 135,000 residential and small business customers in the U.S. The acquisition allows AES Power Direct to immediately establish a significant base of customers and a natural gas operations infrastructure in geographic regions that are also in the process of electric deregulation. Titan Energy is currently providing natural gas to customers in Ohio, Pennsylvania, Maryland, Virginia and California.

         In addition, AES announced that it had recently made an investment in a small oil and gas business in The Republic of Georgia. The business is a joint venture with CanArgo, a Canadian oil and gas producer, which has a focus on the Caucasus and Caspian region. AES will invest $6 million in 2000 and a total of $10.5 million in the first two years. The business is expected to enhance the price and security of the fuel supply for AES' thermal generating facilities in Georgia.

Business development milestones in 2000 include the following:

- In July, AES and IPALCO Enterprises Inc. announced that they entered an agreement whereby AES will acquire IPALCO Enterprises, Inc.

- In June, AES acquired approximately 87% of the stock of C.A. La Electricidad de Caracas, an integrated electricity company serving Caracas, Venezuela.

- In June, a subsidiary of AES completed an $815 million non-recourse financing for a circulating fluidized bed coal-fired facility currently being built on the south coast of Puerto Rico.

- In May, a subsidiary of AES acquired 100% of Tractebel Power Ltd., ("TPL") from Tractebel S.A. With this transaction, AES owns approximately 92% of NIGEN's common stock.

- In May, AES announced that it won a bid to purchase a 70% interest in the 1,580 MW Mohave Generating Station in Laughlin, Nevada for approximately $667 million.

- In April, AES announced it intends to launch a tender offer to acquire all outstanding common and preference shares of Brazilian generation company Compania de Geracao de Energia Eletrica Tiete ("Tiete").

- In March, a subsidiary of AES acquired for $8 million, GeoUtilities Inc., an internet-based superstore for energy, telecom and other vital services.

- In March, a subsidiary of AES completed a financing associated with 823 MW of generating facilities in the Republic of Georgia. The financing included the acquisition of the 600 MW Gardabani thermal plant and the establishment of 25-year concessions for the Khrami I and II hydro stations, which have a combined capacity of 223 MW.

- In March, a subsidiary of AES completed a $440 million non-recourse project financing for AES Red Oak, an 832 MW natural gas-fired combined cycle plant in Sayerville, New Jersey.

- In February, AES announced that it had entered into an agreement to acquire a 59% stake in the 1,000 MW hydroelectric facility of Hidroelectrica Alicura S.A. ("Alicura") in Argentina from Southern Energy, Inc. ("SEI").

- In February, AES announced that a subsidiary had reached an agreement with the Bulgarian state-owned electric utility NEK, that will allow AES to build, own, operate and transfer a $750 million lignite-fired power plant.

- In January, a subsidiary of AES agreed to acquire 59% of the outstanding preferred (non-voting) shares of Eletropaulo S.A. ("Eletropaulo").

- In January, a subsidiary of AES and Caterpillar Inc. reached a service agreement for multiple energy products that will result in the construction of a 45 MW cogeneration plant in Mossville, Illinois.

     AES is a leading global power company comprised of competitive generation, distribution and retail supply businesses in Argentina, Australia, Bangladesh, Brazil, Canada, China, Colombia, Dominican Republic, El Salvador, Georgia, Hungary, India, Kazakhstan, the Netherlands, Mexico, Pakistan, Panama, the United Kingdom, the United States and Venezuela.

     The company's generating assets include interests in one hundred and forty one facilities totaling over 48 gigawatts of capacity. AES' electricity distribution network has over 957,000 km of conductor and associated rights of way and sells over 135,000 gigawatt hours per year to over 19 million end-use customers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.

     AES is dedicated to providing electricity worldwide in a socially responsible way.

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED JUNE 30, 2000 & 1999

-------------------------------------------------------------------------------------------------------------------------

                                                              QUARTER                  QUARTER
                                                               ENDED                    ENDED              PERCENTAGE
                                                              6/30/00                  6/30/99               CHANGE
-------------------------------------------------------------------------------------------------------------------------
($ in millions, except per share amounts)

REVENUES:
Sales and services                                                   $ 1,538                   $ 640                140%

OPERATING COSTS
 AND EXPENSES:
Cost of sales
 and services                                                          1,203                     412               (192%)
Selling, general and
administrative expenses                                                   19                      15                (27%)
                                                        ---------------------    --------------------

TOTAL OPERATING COSTS
 AND EXPENSES                                                          1,222                     427               (186%)
                                                        ---------------------    --------------------

OPERATING INCOME                                                         316                     213                 48%

OTHER INCOME AND
 (EXPENSE):
Interest expense                                                        (313)                   (143)              (119%)
Interest and other income                                                 69                      12                475%
Equity in earnings of
 affiliates (before income tax)                                           99                      37                168%
                                                        ---------------------    --------------------


INCOME BEFORE
 INCOME TAXES
 AND MINORITY

 INTEREST                                                                171                     119                 44%

Income tax provision                                                      43                      34                (26%)
Minority interest                                                         17                      14                (21%)
                                                        ---------------------    --------------------

NET INCOME                                                             $ 111                    $ 71                 56%
                                                        =====================    ====================

DILUTED EARNINGS
 PER SHARE:                                                           $ 0.25                  $ 0.18                 39%
                                                        =====================    ====================
Diluted weighted average
  shares outstanding (in millions)                                       457                     407
                                                                         ===                     ===

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED JUNE 30, 2000 & 1999
-------------------------------------------------------------------------------------------------------

                                                    6 MONTHS             6 MONTHS
                                                     ENDED                ENDED           PERCENTAGE
                                                    6/30/00              6/30/99            CHANGE

-------------------------------------------------------------------------------------------------------
($ in millions, except per share amounts)

REVENUES:
Sales and services                                       $ 3,014              $ 1,278             136%

OPERATING COSTS
 AND EXPENSES:

Cost of sales
 and services                                              2,260                  830            (172%)
Selling, general and
administrative expenses                                       48                   31             (55%)
                                                -----------------    -----------------

TOTAL OPERATING COSTS
 AND EXPENSES                                              2,308                  861            (168%)
                                                -----------------    -----------------

OPERATING INCOME                                             706                  417              69%

OTHER INCOME AND
 (EXPENSE):
Interest expense                                            (582)                (276)           (111%)
Interest and other income                                    100                   31             223%
Equity in earnings of
 affiliates (before income tax)                              217                  (54)            502%
                                                -----------------    -----------------


INCOME BEFORE
 INCOME TAXES
 AND MINORITY
 INTEREST                                                    441                  118             274%

Income tax provision                                         114                   28            (307%)
Minority interest                                             35                   32              (9%)
                                                -----------------    -----------------

INCOME BEFORE
  EXTRAORDINARY ITEM                                         292                   58             403%

Extraordinary item, net of tax -
Early extinguishment of debt                                  (7)                   -              n/a
                                                -----------------    -----------------

NET INCOME                                                 $ 285                 $ 58             391%
                                                =================    =================

DILUTED EARNINGS
 PER SHARE:
Before extraordinary item                                   0.66                 0.16             313%
Extraordinary item                                         (0.02)                   -              n/a
                                                -----------------    -----------------
Total                                                     $ 0.64               $ 0.16             300%
                                                =================    =================

Diluted weighted average
  shares outstanding (in millions)                           462                  377
                                                             ===                  ===